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                                                                    EXHIBIT P(3)

                                 CODE OF ETHICS

                       Lincoln Investment Management, Inc.
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I. CREDO:
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It is the duty of all Lincoln Investment Management, Inc. employees, officers and directors to conduct themselves with integrity, and at all times to place the interests of shareholders and clients first. In the interest of this Credo, all personal securities transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Rule 17j-1, as amended, under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons affiliated with a registered investment company, including any employee, officer or director, any investment adviser and sub-adviser, and any principal underwriter in connection with the purchase or sale by such person of a security held or to be acquired by a registered investment company:

     o  To employ any device, scheme or artifice to defraud;

     o To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     o To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

     o  To engage in any manipulative practice.

The Rule also requires that an investment adviser to a registered investment company, each sub-adviser to an investment company, and the principal underwriter adopt a written Code of Ethics ("Code") containing provisions reasonably necessary to prevent the above described persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is being adopted by Lincoln Investment Management, Inc. in compliance with the Rule to effect the purpose of the Credo set forth above, and to adopt the recommendations of the Investment Company Institute's Advisory Group on Personal Investing.

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II. Definitions:
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"Access Person" means any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser.

For purposes of this definition, "Access Person" when used with the reference to Lincoln Investment Management, Inc. shall be deemed to include designated Lincoln Life employees who provide investment related services for the Adviser.

"Adviser" means Lincoln Investment Management, Inc. ("LIM")

"Advisory Person" means any employee of a Fund or investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendation with respect to the purchases or sale of a Covered Security.

"Affiliated Person" means any officer, director, partner, or employee of a Fund or any affiliate of Lincoln Investment Management, Inc. and any other person so designated by the Compliance Officer.

"Authorized Person" means any person who in connection with his or her regular functions or duties has authority to execute an investment decision. Authorized Persons by definition are Access Persons.

"Beneficial Ownership" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Beneficial Ownership means, among other things, the power to (i) vote or control the voting securities; (ii) transfer securities or control their transfer; (iii) receive income from securities or control of the disposition of the income; or (iv) receive or control the disposition of the proceeds through liquidation.

Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security is a "beneficial owner" of the security.

For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confers the right to acquire the underlying security at a fixed price constitutes Beneficial Ownership of the underlying security itself.

"Compliance Committee" of Lincoln Investment Management, Inc. consists of those members designated by the President, as well as the Compliance Officer.

"Compliance Officer" means the individual designed by the Adviser to make decisions and offer advice regarding the Code of Ethics adopted by the Adviser.

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"Control" shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"Covered Security" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include:

     o  Direct obligations of the Government of the United States;

     o  Bankers' acceptances and bank certificates of deposit;

     o  Commercial paper;

     o High quality short-term debt instruments including repurchase agreements; and

     o  Shares of open-end registered investment companies (mutual funds).

In addition, the purchase, sale or exercise of a derivative security shall constitute the purchase or sale of the underlying security. However, the purchase or sale of the debt instrument of an issuer, which does not give the holder the right to purchase the issuer's stock at a fixed price, does not constitute a purchase or sale of the issuer's stock.

"Fund" and "Funds" means the entities listed on Exhibit A, and any other registered investment companies as to which Lincoln Investment Management, Inc. is the adviser or sub-adviser from time to time.

"High Quality Short-term Debt Instruments" shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO).

"Investment Personnel" means any employee, other than an Authorized Person, who in connection with his or her regular functions or duties, makes or participates in the making of investment decisions. Investment Personnel, however, does include the staff who may support an Authorized Person. Investment Personnel by definition are Access Persons.

Security being "considered for purchase or sale" or "being purchased or sold" means when a recommendation to purchase or sell the Covered Security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

Security "held or to be acquired" by a Fund and/or client means (i) any Covered Security which, within the most recent fifteen days (a) is or has been held by a Fund and/or client; or (b) is being, or has been, considered by a Fund and/or client or its investment adviser for purchase by a Fund and/or client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

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III. Prohibited Activities
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A.   The following restrictions apply to all Affiliated Persons, Access Persons,
     Investment Personnel and Authorized Persons.

     (1) No Affiliated Person, Access Person, Investment Personnel or Authorized Person shall engage in any act, practice or course of conduct, which would violate the provisions of this Code.

     (2) No Affiliated Person, Access Person, Investment Personnel or Authorized Person shall purchase or sell, directly or indirectly, any Covered Security which to his or her knowledge is being actively considered for purchase or sale by Lincoln Investment Management; except that this prohibition shall not apply to:

         (a) purchases or sales that are non-volitional on the part of either the person or a fund;

         (b) purchases which are part of an automatic dividend reinvestment plan;

         (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         (d) other purchases and sales specifically approved by the Compliance Officer, with the advice of the General Counsel and/or the Compliance Committee, and deemed appropriate because of unusual or unforeseen circumstances. This list of securities will be maintained by the Compliance Officer.

     (3) Subject to Section III.C. below, no Affiliated Person, Access Person, Investment Personnel or Authorized Person may execute a buy or sell order for an account in which he or she has Beneficial Ownership or control until the third trading day following the execution of a Fund and/or client buy or sell order in that same Covered Security.

     (4) Any Affiliated Person, Access Person, Investment Personnel or Authorized Person who executes a buy or sell for an account in which he or she has Beneficial Ownership or control either (i) before the third trading day following the execution of a LIM order in the same Covered Security, or (ii) when there are pending orders for a LIM transaction, shall forfeit any profits made or loss avoided, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Officer.

     (5) Each Affiliated Person, Access Person, Investment Personnel or Authorized Person's personal transactions must be pre-cleared by using the Trading Compliance System prior to entering any orders for personal

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         transactions. Pre-clearance is only valid for the day the Covered
         Security is cleared. If the order is not executed the day it is pre-cleared, the Covered Security must be pre-cleared again the following day prior to placing a personal trade. Regardless of pre-clearance, all transactions remain subject to the provisions of (4) above.

     (6) No Affiliated Person, Access Person, Investment Personnel or Authorized Person shall execute more than twenty-five (25) Covered Security transactions per calendar month. This limit is applicable in aggregate to all Covered Securities transactions in which the covered person has a beneficial interest except that the following security transactions will not count against the limit:

                  (a) purchases that are part of an automatic dividend
                      reinvestment plan;
                  (b) purchases that are part of DRIP, payroll deduction (401
                      (k) Plan), or similar programs;
                  (c) involuntary transactions such as corporate actions; or
                  (d) transactions in LNC stock or LNC stock options.

         While active personal trading does not in and of itself raise issues under the Code, the Compliance Committee believes that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with client transactions. Accordingly, an unusually high level of personal trading may be monitored by the Compliance Officer and reported to the Compliance Committee.

B. In addition to the requirements noted in Section A, the following additional restrictions apply to all Investment Personnel and Authorized Persons.

     (1) All Investment Personnel and Authorized Persons are prohibited from purchasing any initial public offering.

     (2) All Investment Personnel and Authorized Persons are prohibited from purchasing any private placement without express PRIOR written consent by the Compliance Officer, with advice from the Compliance Committee. All private placement holdings are subject to disclosure to the Compliance Department. Any Investment Personnel or Authorized Person who holds a private placement must receive permission from the Compliance Officer prior to any participation by such person in Lincoln Investment Management's consideration of an investment in the same issuer.

     (3) Short-term trading, as defined herein, resulting in a profit is prohibited. All Covered Securities purchased must be held for a period of 60 days, in the aggregate, before they can be closed at a profit. Any short-term trading profits must be forfeited subject to the procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss is not prohibited.

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     (4) All Investment Personnel and Authorized Persons are prohibited from receiving anything of more than a de minimis value from any person or entity that does business with or on behalf of the Fund or client. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

     (5) All Investment Personnel and Authorized Persons must received PRIOR written approval from the Compliance Officer before they may serve on the board of directors of any public or private company.

C. In addition to the requirements noted in Sections A and B, the following additional restrictions apply to all Authorized Persons.

     (1) No Authorized Person may execute a buy or sell order for a security in an account for which he or she has Beneficial Ownership within seven calendar days before or after a Fund and/or client that he or she manages trades in that security.

     (2) Any Authorized Person who executes a personal transaction within seven calendar days before or after a Fund and/or client account that he or she manages trades in the Covered Security, shall forfeit any profits made or loss avoided in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Officer.

IV.  Required Reports
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A.   All Affiliated Persons, Access Persons, Investment Personnel, and
     Authorized Persons are required to:

     (1) Disclose to the Compliance Officer all brokerage relationships at employment, when designated an Access Person, or at the time of opening any new account.

     (2) Direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts.

     (3) Submit to the Compliance Officer, no later than the tenth (10) day after the end of each calendar quarter, a personal transaction summary showing all transactions in Covered Securities in accounts which such person has or acquires any direct or indirect Beneficial Ownership.

         Every report will contain the following information:

         (a) the date of the transaction, the name and the number of shares, interest rate and maturity date (if applicable), and the principal amount of each security involved;

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         (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (c) the price at which the transaction was effected;

         (d) the name of the broker, dealer or bank effecting the transaction;
             and

         (e) the date the report is submitted.

     (4) Certify annually that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.

B. In addition to the above reporting requirements, all Access Persons, Investment Personnel and Authorized Persons must:

     (1) Provide an initial holdings report no later than ten (10) days upon commencement of employment that discloses all personal securities holdings.

     (2) Provide an annual holdings report containing information regarding all personal securities holdings. This report must be current as of a date no more than 30 days before the report is submitted.

V.   Administrative Procedures
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A.   The Compliance Officer will identify all Affiliated Persons, Access
     Persons, Investment Personnel and Authorized Persons and will notify them of this classification and their obligations under this Code. The Compliance Officer will also maintain procedures regarding the review of all reports required to be made under the Code of Ethics.

B. The Compliance Officer shall prepare a summary report to the General Counsel and Compliance Committee of any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics, including the sanctions required by this Code. The Committee will review the report and shall determine whether the appropriate sanctions were imposed and what additional sanctions, if any, should be imposed. When the Compliance Officer and General Counsel find that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of this Code, they may, at their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

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VI.  Confidentiality
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     The Compliance Officer shall keep all information and reports from any
     Access Person in strict confidence, subject only to disclosure as required by law or to the Compliance Committee as deemed necessary for compliance purposes.






Accordingly, the Board of Directors of Lincoln Investment Management, Inc. ("LIM") has adopted this Code of Ethics to be effective for its directors, officers, and, where applicable, employees on and after August 25, 2000, thereby replacing all previous Codes of Ethics. This Code of Ethics does not replace, but is intended to supplement, The Policy Statement on Conflicts of Interest and Insider Trading Policy adopted by the Board of Directors of Lincoln Investment Management, Inc.










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                                    Exhibit A


Lincoln National Convertible Securities Fund, Inc.

Lincoln National Income Fund, Inc.

Lincoln National Variable Annuity Fund A

Lincoln Funds:

       Lincoln National Aggressive Growth Fund, Inc.
       Lincoln National Bond Fund, Inc.
       Lincoln National Capital Appreciation Fund, Inc.
       Lincoln National Equity-Income Fund, Inc.
       Lincoln National Global Asset Allocation Fund, Inc.
       Lincoln National Growth and Income Fund, Inc.
       Lincoln National International Fund, Inc.
       Lincoln National Managed Fund, Inc.
       Lincoln National Money Market Fund, Inc.
       Lincoln National Social Awareness Fund, Inc.
       Lincoln National Special Opportunities, Inc.
       Any funds which may be added to the Lincoln Funds.










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